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                                                                       EXHIBIT 4


                      [MESSERLI & KRAMER, P.A. LETTERHEAD]



June 17, 1999


Virtual Technology Corporation
3100 West Lake Street
Minneapolis, MN  55416

RE:      Virtual Technology Corporation - Issuance of Securities
         Our File No. 11041/1

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by Virtual Technology Corporation, (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of 250,000 shares of the Company's Common Stock, with a par value of $.001 per share, (the "Shares"), that will be issued to Ms. Stacie Freedman pursuant to the Consulting Agreement (the "Consulting Agreement") with Sports Marketing, Inc.

         In connection with this opinion, we have examined the Registration Statement, the Company's amended and restated Articles of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Consulting Agreement and the Registration Statement, will be validly issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MESSERLI & KRAMER P.A.